UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CALLON PETROLEUM COMPANY
(Name of Registrant as Specified in Its Charter)

LONE STAR VALUE INVESTORS, LP LONE STAR VALUE CO-INVEST I, LP LONE STAR VALUE INVESTORS GP, LLC LONE STAR VALUE MANAGEMENT, LLC JEFFREY E. EBERWEIN MATTHEW REGIS BOB
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Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Lone Star Value”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Lone Star Value’s slate of two highly-qualified director nominees to the Board of Directors of Callon Petroleum Company, a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On December 23, 2013, Lone Star Value issued the following press release:

Lone Star Value Fights For Shareholder Rights At Callon Petroleum

Seeks to Improve Corporate Governance and Nominates Two Candidates for Election to Callon Petroleum’s Board at the 2014 Annual Meeting

NEW YORK, Dec. 23, 2013 -- Lone Star Value Management, LLC (together with its affiliates and director nominees, “Lone Star Value”), a significant shareholder in Callon Petroleum Company, a Delaware corporation (“CPE” or the “Company”) (NYSE: CPE), with ownership of approximately 6.3% of CPE’s outstanding shares of common stock, today announced that an affiliate of Lone Star Value has delivered a formal nomination of director candidates for election to the board of directors of CPE (the “Board”) at the upcoming 2014 annual meeting of CPE’s shareholders (the “2014 Annual Meeting”).

Lone Star Value is dedicated to maximizing shareholder value and improving corporate governance at CPE. Lone Star Value believes CPE is deeply undervalued and substantial change is needed on the Board to ensure that appropriate actions are taken to prevent further shareholder dilution, lower CPE’s cost of capital, and create value for all CPE shareholders. These changes should include the addition of new highly-qualified, independent directors on the Board with relevant credentials for CPE, as well as direct shareholder representation to ensure the best interests of all shareholders are appropriately represented in the boardroom at all times.

In the past few months, Lone Star Value has clearly expressed its views to the Board and management of CPE and has made every effort to engage in constructive discussions that would lead to meaningful improvement in the Board and corporate governance practices of CPE. Lone Star Value believes the suggestions it has made would meaningfully improve shareholder rights and representation at CPE. Unfortunately, to date the Company has rejected all suggestions made by Lone Star Value.

Accordingly, Lone Star Value has nominated two highly-qualified director candidates for election to the Board at the 2014 Annual Meeting. Lone Star Value’s candidates, Jeffrey E. Eberwein and Matthew Regis Bob, have significant and relevant experience and exceptional track records of identifying and executing on opportunities to unlock value for the benefit of all shareholders. Lone Star Value’s director nominees possess a well-balanced mix of skill sets to ensure that the Company evaluates, with an open mind and a keen sense of urgency, all alternative strategies to determine the best path forward to maximize value for all shareholders.

Further, Lone Star Value firmly believes that CPE must significantly improve its corporate governance structure and practices. For example, in its discussions with the Board and management, Lone Star Value has strongly suggested that the Board should immediately take the necessary steps to declassify its structure and to eliminate all supermajority vote requirements from its organizational documents. These changes are imperative to ensure good corporate governance and shareholder rights.

Lone Star Value is open to continuing its discussions with the Board regarding its composition and corporate strategy, and remains amenable to reaching a mutually agreeable resolution to re-constitute the Board in a manner that is in the best interests of all shareholders. However, if an agreement is not reached, Lone Star Value is fully prepared to solicit the support of its fellow shareholders to elect a new slate of directors at the 2014 Annual Meeting who are committed to representing the best interests of all CPE shareholders.

Lone Star Value’s independent and highly-qualified candidates are:

Matthew Regis Bob -- President of MB Exploration West Texas LLC and its affiliate MB Exploration East Texas LLC, which are oil, gas and mineral exploration, production and consulting companies. Mr. Bob has 20+ years of experience as an executive in the energy sector. He is the former President of Hall Phoenix Energy, LLC, a gas and oil exploration and production company and prior to that, built an independent exploration company, that hired and directed a technical and land team, which resulted in the acquisition of over 750,000 acres of leasehold and the drilling of over 400 oil and gas wells in six states. Mr. Bob served on the Board of Directors of Universal Seismic Associates, Inc., a then public company and provider of three-dimensional seismic acquisition and processing services to the energy industry in the U.S. Mr. Bob has repeatedly served as a consultant to financial institutions helping them reorganize and rationalize distressed energy assets.

Jeffrey E. Eberwein -- founder and Chief Executive Officer of Lone Star Value Management and a former portfolio manager at Soros Fund Management and Viking Global Investors. Mr. Eberwein has been a director of multiple public companies, including Aetrium Incorporated, Digirad Corporation, Crossroad Systems, Inc., NTS, Inc. and On Track Innovations Ltd., in many cases as a Chairman of the Board and member and Chairman of various committees of the Board. Mr. Eberwein has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Eberwein has over twenty years of Wall Street experience and valuable public company and financial expertise, gained from both his employment history and directorships. Mr. Eberwein, a Texas-native, has 20+ years of experience investing in the energy sector, including 4 years of energy investment banking.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lone Star Value Management, LLC (“Lone Star Value Management”), together with the participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of two highly-qualified director nominees at the 2014 annual meeting of stockholders of Callon Petroleum Company, a Delaware corporation (the “Company”).

LONE STAR VALUE MANAGEMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Co-Invest I, LP (“Lone Star Value Co-Invest”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, Jeffrey E. Eberwein and Matthew Regis Bob (collectively, the “Participants”).

As of the date of this filing, Lone Star Value Investors beneficially owned 950,000 shares of Common Stock. As of the date of this filing, Lone Star Value Co-Invest beneficially owned 1,480,000 shares of Common Stock. Lone Star Value GP, as the general partner of each of Lone Star Value Investors and Lone Star Value Co-Invest, may be deemed the beneficial owner of the aggregate of 2,430,000 shares of Common Stock beneficially owned by Lone Star Value Investors and Lone Star Value Co-Invest. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 950,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the aggregate of 2,430,000 shares of Common Stock beneficially owned by Lone Star Value Investors and Lone Star Value Co-Invest in addition to 100,000 shares of Common Stock, which are held in his IRA Account. As of the date of this filing, Mr. Bob did not beneficially own any shares of Common Stock.

About Lone Star Value Management:

Lone Star Value Management is an investment firm which invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.

Investor Contacts:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

Jeffrey E. Eberwein
203-542-7020
je@lonestarvm.com